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                                                                    EXHIBIT 99.1

                           REUNION INDUSTRIES, INC.

FOR INFORMATION CONTACT:                         FOR IMMEDIATE RELEASE

Richard L. Evans
Chief Financial Officer
203 324-8858

Stamford, Connecticut, November 19, 1996 - Reunion Industries, Inc. (NASDAQ-RUNI; Pacific-RUN) announced today that its subsidiary, Oneida Rostone Corp. ("ORC"), headquartered in Oneida, New York, has acquired substantially all of the assets and business of Quality Molded Products, Inc. ("QMP") for a cash payment of approximately $3.0 million and the assumption of approximately $5.8 million of debt and other liabilities.

QMP, located in Siler City, North Carolina, is a custom injection molder serving customers in the housewares, office equipment, consumer products, transportation and construction industries in the southeastern United States. QMP's revenues and operating profit were $16.5 million and $0.7 million, respectively, for the year ended December 31, 1995. For the nine months ended September 30, 1996, QMP had an operating loss of $0.1 million on revenues of $9.4 million.

In addition, Reunion announced that ORC has completed the acquisition of an additional 68% interest in Data Packaging Limited ("DPL") for approximately $2.8 million, including a cash payment of $1.05 million and an unsecured 10% three year note for the remainder. As previously announced, ORC acquired a 27.5% interest in DPL in October 1996 for a cash payment of $0.7 million.

DPL, located in Mullingar, Ireland, is a custom injection molder serving customers in the computer and business equipment industries. DPL's revenues and operating profit were $14.7 million and $1.1 million, respectively, for its fiscal year ended April 30, 1996. For the nine months ended September 30, 1996, DPL had an operating profit of $0.4 million on revenues of $9.5 million.

"The QMP acquisition increases ORC's manufacturing capacity and customer base in the growing southeastern region of the U.S." commented Reunion officials. "The completion of the DPL acquisition adds a profitable operation in Europe. These acquisitions further Reunion's strategy of increasing its customer base and expanding its product offerings and service capabilities in the plastic products industry through acquisitions."

Reunion Industries, Inc. is a Stamford, Connecticut based corporation primarily engaged in manufacturing high volume precision plastic products and providing engineered plastic services. The Company is also engaged in real estate development and wine grape agricultural operations in Napa County, California.

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